EXHIBIT 99.1
Colfax Corporation

8730 Stony Point Parkway Suite 150 Richmond, VA 23235 USA Tel: (804) 560-4070 Fax: (804) 560-4076 www.colfaxcorp.com

FOR IMMEDIATE RELEASE CONTACT: Mitzi Reynolds (804) 327-5689 mitzi.reynolds@colfaxcorp.com

COLFAX NAMES ARNE FORSLUND SENIOR VICE PRESIDENT OF EUROPE, MIDDLE EAST, AFRICA AND ASIA

Richmond, VA, April 13, 2010 – Colfax Corporation (NYSE: CFX), a global leader in fluid-handling solutions for critical applications, today announced that Arne Forslund has been promoted to the newly-created position of Senior Vice President – Europe, Middle East, Africa and Asia effective immediately.  He will also be responsible for the Company’s global commercial marine strategy.  Forslund was most recently Managing Director of Colfax subsidiary Imo AB in Sweden.  Michael Matros, Senior Vice President and General Manager – Allweiler, has resigned and is expected to remain as an advisor to the Company.

Clay H. Kiefaber, President and CEO of Colfax said, “Arne has extensive experience in leading global businesses and implementing lean manufacturing processes.  I’m confident he will be very instrumental in further driving the Colfax Business System throughout the Company to help us achieve our long-term goals.”

Forslund joined Colfax in 2009 and was previously President and CEO of NOTE AB, a publicly traded provider of electronics manufacturing services based in Sweden with operations in Europe and China.  Prior to joining NOTE in 2005, he was Operations Director Europe for Teleflex Morse.  From 2000 to 2003, Forslund served in several increasingly senior positions for Danaher Corporation including Global Manufacturing Strategy Manager for Danaher Motion and President of Danaher Motion Special Purpose Systems in Sweden.

About Colfax Corporation
Colfax Corporation is a global leader in critical fluid-handling products and technologies. Through its global operating subsidiaries, Colfax manufactures positive displacement industrial pumps and valves used in oil & gas, power generation, commercial marine, defense and general industrial markets. Colfax’s operating subsidiaries supply products under the well-known brands Allweiler, Fairmount Automation, Houttuin, Imo, LSC, Portland Valve, Tushaco, Warren and Zenith. Colfax is traded on the NYSE under the ticker “CFX.” Additional information about Colfax is available at www.colfaxcorp.com.

Cautionary Note Concerning Forward-Looking Statements
This press release may contain forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax’s plans, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on Colfax’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax’s results to differ materially from current expectations include, but are not limited to factors detailed in Colfax’s reports filed with the U.S. Securities and Exchange Commission as well as its Annual Report on Form 10-K under the caption “Risk Factors”. In addition, these statements are based on a number of assumptions that are subject to change.  This press release speaks only as of this date. Colfax disclaims any duty to update the information herein.

The term “Colfax” in reference to the activities described in this press release may mean one or more of Colfax's global operating subsidiaries and/or their internal business divisions and does not necessarily indicate activities engaged in by Colfax Corporation.